^
                          	 Diamond Hill
                                 ------------
                                 Investments


FOR IMMEDIATE RELEASE:
					Investor Contact:
					James F. Laird-Chief Financial Officer
					614-255-3353 (jlaird@diamond-hill.com)

DIAMOND HILL INVESTMENT GROUP, INC.
REPORTS RESULTS FOR FIRST QUARTER 2009

	Columbus, Ohio - May 8, 2009 - Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today reported unaudited results for the quarter ended March 31, 2009. Assets under management ended the quarter at $3.91 billion a decrease of 16% and 13% compared to the first quarter of 2008 and the year ended December 31, 2008, respectively. Revenue decreased 19% to $8.9 million for the first quarter of 2009 compared to the first quarter of 2008. Net income for the quarter was $351 thousand or $0.14 per diluted share compared to net income of $1.99 million or $0.82 per diluted share in the first quarter of 2008. The primary contributor to the decline in net income was an investment loss of $1.58 million or $0.63 per diluted share in the quarter.

Ric Dillon, president and chief investment officer stated, "Our primary business objective is to fulfill our fiduciary responsibility to our clients by achieving excellent long term investment returns. Our absolute investment returns during the first quarter reflected the extremely negative market conditions. However, our focus is on long-term results and I am pleased that our strategies have generally outperformed their benchmarks over the past five years." Jim Laird, chief financial officer, stated, "For the first time since the third quarter of 2007, we saw net client redemptions in the quarter of $96 million compared to net new client investments of $370 million in first quarter 2008. Our distribution focus is unchanged."

					     Three months ended March 31,
					    2009	   2008		Change
Revenue					$8,883,474	$10,903,224	(19%)
    Net operating income		$2,127,756	 $3,525,572	(40%)
    Net operating margin		     24%	    32%
Investment return		       (1,578,852)	  (374,664)
    Pre-tax income 		  	   548,904	  3,150,908	(83%)
    Income tax provision		 (197,533)	(1,165,219)	(83%)
Net income 				  $351,371	 $1,985,689	(82%)
Earnings per share - diluted		   $0.14	   $0.82	(83%)
    Assets under management	     $3.91 billion    $4.67 billion	(16%)
Weighted Average Diluted Shares		 2,515,633	  2,426,400	  4%

- In April, Beacon Hill received final approval from FINRA to operate its registered broker dealer BHIL Distributors, Inc. In the quarter, Beacon Hill generated an operating loss of $381,000 on revenue of $104,000 but anticipates achieving run rate breakeven by the fourth quarter. Net operating margin in the quarter excluding Beacon Hill was 28.5%.

- The Diamond Hill Funds' board of trustees approved an increase in fund administration fees effective April 30, 2009. The fee increase is an average of 3 basis points across all share classes.

- In April, total assets under management increased by $553 million or 14% to $4.46 billion from a combination of strong investment returns and $109 million in net new client investments.

- Investment performance for the first four months of 2009 was generally very strong across strategies.

2009 Annual Meeting of Shareholders - Diamond Hill announced that the 2009 Annual Shareholder meeting will be held May 21, 2009 at 2:00 pm Eastern Time along with an investor conference call.


About Diamond Hill:
Diamond Hill provides investment management services to institutions and financial intermediaries seeking to preserve and build capital. The firm currently manages mutual funds, separate accounts and private investment funds. For more information on Diamond Hill, visit www.diamond-hill.com.


					###

            325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363